NEWS RELEASE
Cleveland-Cliffs Reports Second-Quarter 2024 Results

CLEVELAND—July 22, 2024—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2024.
Second-Quarter 2024 Highlights
•Revenues of $5.1 billion
•Steel shipments of 4.0 million net tons
•Net income of $9 million and adjusted net income1 of $50 million
•Adjusted EPS1 of $0.11 per diluted share
•Adjusted EBITDA2 of $323 million
•Net debt3 decrease of $237 million to $3.4 billion
•Cash flow from operations of $519 million
•Free cash flow4 of $362 million
•Repurchased 7.5 million shares
•Liquidity of $3.7 billion as of June 30, 2024

Second-quarter 2024 revenues were $5.1 billion, compared to $5.2 billion in the first quarter of 2024.
For the second quarter of 2024, the Company recorded GAAP EPS of $0.00 per diluted share to Cliffs shareholders and adjusted EPS of $0.11 per diluted share. Included in the GAAP results were charges and losses totaling $47 million, primarily related to the indefinite idle of the Weirton tinplate facility and loss on extinguishment of debt. Second-quarter GAAP net income was $9 million, compared to a first quarter 2024 GAAP net loss of $53 million.
Second-quarter 2024 Adjusted EBITDA2 was $323 million, compared to $414 million in the first quarter of 2024.
During the second quarter of 2024, the Company repurchased 7.5 million CLF common shares under the previously authorized $1.5 billion share repurchase program.
Cliffs’ Chairman, President and CEO Lourenco Goncalves said: “Our substantial free cash flow generation of $362 million in the second quarter clearly demonstrates Cliffs’ ability to perform through the cycle, even in times of adverse business conditions. Despite a less than ideal steel demand and weak pricing throughout the quarter, Cliffs operated very well. We met our cost reduction target and shipped the tonnage we had planned for. With that, we were able to pay down over $200 million in debt and also return approximately $125 million to our shareholders via share buybacks.”
Mr. Goncalves added: “We also took action on several matters that will lead to further long-term success. We are excited about the acquisition of Stelco that we announced last week. We have long admired Stelco, and are eager to incorporate one of the lowest cost flat-rolled steelmaking assets in North America into our footprint. We have continued to engage with all key stakeholders associated with the transaction, including the USW and high level government officials. It is clear that they recognize the net benefit we will provide to Canada, Ontario, and the local communities where Stelco operates, particularly on the environmental and social fronts. Our latest scores from ISS reflect this, as in July we achieved a 1 rating on both environmental and social, the best possible score and well ahead of our industry peers."
Mr. Goncalves continued: “In addition to the acquisition of Stelco, we have shown our ability to identify and pursue downstream opportunities. As we announced today in West Virginia, we are repurposing our Weirton tinplate plant to produce transformers. The transformers we will produce in Weirton will be sold directly to end-users and other players in the electrical sector, supplying a market that desperately needs more transformers, even before AI takes off in the near future and demand for electricity in our country starts to grow exponentially. This project will take advantage of our current under-utilized capacity to produce 30% to 40% more tonnage of American-made Grain Oriented Electrical Steels (GOES), produced exclusively by Cleveland-Cliffs in Butler, Pennsylvania. At the same time, our transformer factory will provide re-employment in West Virginia for 600 USW-represented workers. We are thrilled to bring back to work almost the entire workforce unjustly displaced by foreign produced tinplate dumped into the United States by countries like China, Japan, South Korea, and the Netherlands."
Mr. Goncalves concluded: “Looking forward, we expect to benefit in Q3 from another major step down in costs. Our largest end market - the automotive sector - remains in good shape, and orders from service center customers are expected to increase as seaborne steel imports dry up. Our recent growth announcements, both through M&A and downstream expansion, are clear examples that we are still in the early stages of the new Cleveland-Cliffs that was born in 2020 when we became a steel company. We are clearly not finished yet, and the best is yet to come.”

Steelmaking Segment Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
	2024	2023	2024	2023	Mar. 31, 2024
External Sales Volumes - In Thousands
Steel Products (net tons)	3,989	4,202	7,929	8,287	3,940
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,125	$1,255	$1,150	$1,193	$1,175
Operating Results - In Millions
Revenues	$4,915	$5,808	$9,942	$10,934	$5,027
Cost of goods sold	(4,770)	(5,179)	(9,527)	(10,211)	(4,757)
Gross margin	$145	$629	$415	$723	$270

Second-quarter 2024 steel product sales volumes of 4.0 million net tons consisted of 35% hot-rolled, 29% coated, 16% cold-rolled, 5% plate, 4% stainless and electrical, and 11% other, including slabs and rail.
Steelmaking revenues of $4.9 billion included $1.5 billion, or 30%, of direct sales to the automotive market; $1.4 billion, or 29%, of sales to the infrastructure and manufacturing market; $1.4 billion, or 28%, of sales to the distributors and converters market; and $632 million, or 13%, of sales to steel producers.
Liquidity and Cash Flow
As of June 30, 2024, the Company's long-term debt was $3.5 billion and net debt3 was $3.4 billion, following net debt reduction of $237 million during the quarter. The Company ended the second quarter of 2024 with total liquidity of $3.7 billion.
Outlook
Cliffs is lowering its full-year 2024 expected capital expenditures range to $650 to $700 million from its previous expectation of $675 to $725 million.
In addition, the Company's objective of year-over-year steel unit cost reductions of approximately $30 per net ton remains on track.
Cleveland-Cliffs Inc. will host a conference call on July 23, 2024, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 28,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; potential significant deficiencies or material weaknesses in our internal control over financial reporting; the risk that the proposed transaction with Stelco may not be consummated; the risk that a transaction with Stelco may be less accretive than expected, or may be dilutive, to Cliffs’ earnings per share, which may negatively affect the market price of Cliffs’ common shares; the risk that adverse reactions or changes to business or regulatory relationships may result from the announcement or completion of the proposed transaction; the possibility of the occurrence of any event, change or other circumstance that could give rise to the right of one or both of Cliffs or Stelco to terminate the transaction agreement between the two companies, including, but not limited to, the companies’ inability to obtain necessary regulatory approvals; the risk of shareholder litigation relating to the proposed transaction that could be instituted against Stelco, Cliffs or their respective directors and officers; the possibility that Cliffs and Stelco will incur significant transaction and other costs in connection with the proposed transaction, which may be in excess of those anticipated by Cliffs; the risk that the financing transactions to be undertaken in connection with the proposed transaction may have a negative impact on the combined company’s credit profile, financial condition or financial flexibility; the possibility that the anticipated benefits of the proposed acquisition of Stelco are not realized to the same extent as projected and that the integration of the acquired business into our existing business, including uncertainties associated with maintaining relationships with customers, vendors and employees, is not as successful as expected; the risk that future synergies from the Stelco Acquisition may not be realized or may take longer than expected to achieve; the possibility that the business and management strategies currently in place or implemented in the future for the maintenance, expansion and growth of the combined company’s operations may not be as successful as anticipated; the risk associated with the retention and hiring of key personnel, including those of Stelco; the risk that any announcements relating to, or the completion of, the proposed transaction could have adverse effects on the market price of Cliffs' common shares; and the risk of any unforeseen liabilities and future capital expenditures related to the proposed transaction.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions, except per share amounts)	2024	2023	2024	2023	Mar. 31, 2024
Revenues	$5,092	$5,984	$10,291	$11,279	$5,199
Operating costs:
Cost of goods sold	(4,930)	(5,340)	(9,844)	(10,536)	(4,914)
Selling, general and administrative expenses	(103)	(149)	(235)	(276)	(132)
Restructuring and other charges	(25)	—	(129)	—	(104)
Asset impairments	(15)	—	(79)	—	(64)
Miscellaneous – net	(13)	(12)	(36)	(15)	(23)
Total operating costs	(5,086)	(5,501)	(10,323)	(10,827)	(5,237)
Operating income (loss)	6	483	(32)	452	(38)
Other income (expense):
Interest expense, net	(69)	(79)	(133)	(156)	(64)
Loss on extinguishment of debt	(6)	—	(27)	—	(21)
Net periodic benefit credits other than service cost component	62	50	122	100	60
Other non-operating income	1	4	3	6	2
Total other expense	(12)	(25)	(35)	(50)	(23)
Income (loss) from continuing operations before income taxes	(6)	458	(67)	402	(61)
Income tax benefit (expense)	15	(102)	23	(89)	8
Income (loss) from continuing operations	9	356	(44)	313	(53)
Income from discontinued operations, net of tax	—	—	—	1	—
Net income (loss)	9	356	(44)	314	(53)
Income attributable to noncontrolling interests	(7)	(9)	(21)	(24)	(14)
Net income (loss) attributable to Cliffs shareholders	$2	$347	$(65)	$290	$(67)

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$0.00	$0.68	$(0.13)	$0.56	$(0.14)
Discontinued operations	0.00	0.00	0.00	0.00	0.00
	$0.00	$0.68	$(0.13)	$0.56	$(0.14)
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$0.00	$0.67	$(0.13)	$0.56	$(0.14)
Discontinued operations	0.00	0.00	0.00	0.00	0.00
	$0.00	$0.67	$(0.13)	$0.56	$(0.14)
The sum of quarterly EPS may not equal EPS for the year-to-date period based on changes in share count due to discrete quarterly calculations.

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$110	$198
Accounts receivable, net	1,773	1,840
Inventories	4,199	4,460
Other current assets	110	138
Total current assets	6,192	6,636
Non-current assets:
Property, plant and equipment, net	8,728	8,895
Goodwill	1,005	1,005
Pension and OPEB assets	354	329
Other non-current assets	649	672
TOTAL ASSETS	$16,928	$17,537
LIABILITIES
Current liabilities:
Accounts payable	$2,080	$2,099
Accrued employment costs	431	511
Accrued expenses	296	380
Other current liabilities	511	518
Total current liabilities	3,318	3,508
Non-current liabilities:
Long-term debt	3,507	3,137
Pension and OPEB liabilities	757	821
Deferred income taxes	621	639
Other non-current liabilities	1,353	1,310
TOTAL LIABILITIES	9,556	9,415
TOTAL EQUITY	7,372	8,122
TOTAL LIABILITIES AND EQUITY	$16,928	$17,537

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$9	$356	$(44)	$314
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	228	247	458	489
Restructuring and other charges	25	—	129	—
Asset impairments	15	—	79	—
Pension and OPEB credits	(53)	(39)	(104)	(79)
Loss on extinguishment of debt	6	—	27	—
Other	3	55	47	90
Changes in operating assets and liabilities:
Accounts receivable, net	94	(76)	67	(333)
Inventories	235	196	227	403
Income taxes	(11)	154	(12)	169
Pension and OPEB payments and contributions	(30)	(28)	(62)	(58)
Payables, accrued employment and accrued expenses	(6)	12	(176)	(78)
Other, net	4	10	25	(69)
Net cash provided by operating activities	519	887	661	848
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(157)	(131)	(339)	(319)
Other investing activities	5	6	8	9
Net cash used by investing activities	(152)	(125)	(331)	(310)
FINANCING ACTIVITIES
Repurchase of common shares	(124)	(94)	(733)	(94)
Proceeds from issuance of senior notes	—	750	825	750
Repayments of senior notes	(193)	—	(845)	—
Borrowings (repayments) under credit facilities, net	28	(1,338)	370	(1,031)
Debt issuance costs	—	(34)	(13)	(34)
Other financing activities	2	(71)	(22)	(121)
Net cash used by financing activities	(287)	(787)	(418)	(530)
Net increase (decrease) in cash and cash equivalents	80	(25)	(88)	8
Cash and cash equivalents at beginning of period	30	59	198	26
Cash and cash equivalents at end of period	$110	$34	$110	$34

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2024	2023	2024	2023	Mar. 31, 2024
Net income (loss) attributable to Cliffs shareholders	$2	$347	$(65)	$290	$(67)
Adjustments:
Weirton indefinite idleA	(40)	—	(217)	—	(177)
Loss on extinguishment of debt	(6)	—	(27)	—	(21)
Other, net	(1)	(8)	(5)	(10)	(4)
Income tax effect	(1)	2	47	2	48
Adjusted net income attributable to Cliffs shareholders	$50	$353	$137	$298	$87

Earnings (loss) per common share attributable to Cliffs shareholders - diluted	$0.00	$0.67	$(0.13)	$0.56	$(0.14)
Adjusted earnings per common share attributable to Cliffs shareholders - diluted	$0.11	$0.69	$0.28	$0.58	$0.18

APrimarily includes asset impairments, asset retirement obligation charges and employee-related costs.
The sum of quarterly EPS may not equal EPS for the year-to-date period based on changes in share count due to discrete quarterly calculations.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2024	2023	2024	2023	Mar. 31, 2024
Net income (loss)	$9	$356	$(44)	$314	$(53)
Less:
Interest expense, net	(69)	(79)	(133)	(156)	(64)
Income tax benefit (expense)	15	(102)	23	(89)	8
Depreciation, depletion and amortization	(228)	(247)	(458)	(489)	(230)
Total EBITDA	$291	$784	$524	$1,048	$233
Less:
EBITDA of noncontrolling interests	$15	$17	$36	$40	$21
Weirton indefinite idle	(40)	—	(217)	—	(177)
Loss on extinguishment of debt	(6)	—	(27)	—	(21)
Other, net	(1)	(8)	(5)	(10)	(4)
Total Adjusted EBITDA	$323	$775	$737	$1,018	$414

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$7	$9	$21	$24	$14
Depreciation, depletion and amortization	8	8	15	16	7
EBITDA of noncontrolling interests	$15	$17	$36	$40	$21

3 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - NET DEBT

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

(In millions)	June 30, 2024	March 31, 2024	December 31, 2023
Long-term debt	$3,507	$3,664	$3,137
Less: Cash and cash equivalents	110	30	198
Net debt	$3,397	$3,634	$2,939
4 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - FREE CASH FLOW

Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less purchase of property, plant and equipment. Management believes it is an important measure to assess the cash generation available to service debt, strategic initiatives or other financing activities. The following table provides a reconciliation of operating cash flows to free cash flows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities	$519	$887	661	848
Purchase of property, plant and equipment	(157)	(131)	(339)	(319)
Free cash flow	$362	$756	$322	$529